Exhibit 99.1

NEWS RELEASE
Investor Contact:
James E. Perry
Vice President, Finance and Treasurer
Trinity Industries, Inc.
214/589-8412

FOR IMMEDIATE RELEASE

Trinity Industries, Inc. Adds Charles W. Matthews to its Board of Directors

DALLAS – March 4, 2010 – Trinity Industries, Inc. (NYSE:TRN) today announced the election of Charles W. Matthews to its Board of Directors and Corporate Governance and Directors Nominating Committee, effective immediately. The Board’s action expands Trinity’s Board of Directors from 10 to 11 members.

“We are very pleased that Charles Matthews has joined our Board,” said Timothy R. Wallace, Trinity’s Chairman, President and Chief Executive Officer. “His extensive business and legal experience at Exxon Mobil Corporation will be a tremendous asset to Trinity as we continue to expand and enhance our multi-industry platform.”

Mr. Matthews recently retired from Exxon Mobil Corporation where he worked since 1971. He was named General Counsel of the Exxon USA Law Department in 1992, and has served as General Counsel and Vice President of Exxon Mobil Corporation since 1995.

Mr. Matthews has been a National Trustee for the Southwest Region of The Boys & Girls Clubs of America. He also served on the Board of Directors of the AT&T Cotton Bowl and on the Board of the Willis M. Tate Distinguished Lecture Series at SMU. He was Chair of the University of Texas Chancellor’s Council and served on the Commission of 125 that assists the University of Texas at Austin in strategic planning. He is a member of the Board of the University of Texas System Foundation. He is also a member and past Chair of the Advisory Board of the University of Houston Law Foundation.

Mr. Matthews is a 1967 graduate of the University of Texas and received a law degree from the University of Houston in 1970.

Trinity Industries, Inc., headquartered in Dallas, Texas, is a multi-industry company that owns a variety of market-leading businesses which provide products and services to the industrial, energy, transportation, and construction sectors. Trinity reports its financial results in five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group. For more information, visit: www.trin.net.

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